    As filed with the Securities and Exchange Commission on December 21, 1999


                                                      Registration No. 333-89365

                       SECURITIES AND EXCHANGE COMMISSION


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                       INKINE PHARMACEUTICAL COMPANY, INC.

             (Exact name of registrant as specified in its charter)


           NEW YORK                                  13-3754005
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
  incorporation organization)

           1720 WALTON ROAD, SUITE 200, BLUE BELL, PENNSYLVANIA 19422,
  (610) 260-9350 (Address, including zip code, and telephone number, including area code, of registrant's principal executive
                                    offices)

                          LEONARD S. JACOB, M.D., PH.D.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                       INKINE PHARMACEUTICAL COMPANY, INC.
          1720 WALTON ROAD, BLUE BELL, PENNSYLVANIA 19422, (610)260-9350
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                        Copies of all communications to:

                            CHARLES C. ZALL, ESQUIRE
                         SAUL, EWING, REMICK & SAUL LLP
                 1500 MARKET STREET, 38TH FLOOR, PHILADELPHIA,
                    PENNSYLVANIA 19102-2186, (215) 972-7701


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.



If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]



If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[x]



If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] ___________________



If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] ____________________


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS


                                3,069,229 SHARES


                       INKINE PHARMACEUTICAL COMPANY, INC.


                    COMMON STOCK, PAR VALUE $.0001 PER SHARE



         The shareholders named on page 12 are selling up to 3,069,229 shares of InKine's stock. No shares will be sold by InKine.






         InKine's common stock is traded on the Nasdaq SmallCap Market under the symbol "INKP". On December 17, 1999, the reported closing price of the common stock was $2.00 per share. InKine's principal executive offices are located at 1720 Walton Road, Suite 200, Blue Bell, PA 19422, and its telephone number is
(610) 260-9350.



    THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1 OF THIS PROSPECTUS.



         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS DECEMBER __, 1999

                                TABLE OF CONTENTS



RISK FACTORS........................................................      1


RECENT EVENTS.......................................................      11


USE OF PROCEEDS.....................................................      11


SELLING SHAREHOLDERS................................................      12


PLAN OF DISTRIBUTION................................................      13


AVAILABLE INFORMATION...............................................      14


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.....................      14


LEGAL MATTERS.......................................................      15


EXPERTS.............................................................      15

                                  RISK FACTORS


         Investing in InKine's common stock is very risky. You should be able to bear a complete loss of your investment. This prospectus and the documents included in this prospectus contain forward-looking statements that involve risks or uncertainties. Actual events or results may differ from those discussed in this prospectus and the documents included in this prospectus. Factors that could cause or contribute to such differences include, but are not limited to, the factors discussed below as well as those discussed elsewhere in this prospectus and in the documents included in this prospectus.






         IF INKINE DOES NOT OBTAIN ADDITIONAL CAPITAL IN THE NEAR TERM, THEN IT MAY NOT BE ABLE TO CONTINUE ITS OPERATIONS BEYOND JUNE 30, 2000.



         InKine needs substantial additional capital to develop, manufacture and market its proposed products. Specifically, InKine will spend funds for the following:



- Researching and developing its proposed products, including participating in human clinical trials and animal studies conducted before clinical trials;



-        Seeking necessary approvals from the government;



-        Developing manufacturing and distribution capabilities; and



-        Funding InKine's growth as a company.



         InKine believes that its current capital resources will fund its operations through June 30, 2000. The following factors may affect InKine's future capital requirements:


-        Continued progress in its research and development activities;


- Successful progress with human clinical trials and animal studies conducted before clinical trials;

-        Prosecution and enforcement of patent claims;


-        Technology and market developments;



-        The cost of manufacturing;



-        Effectiveness of marketing activity; and

- Entering into joint arrangements for marketing and manufacturing its products.




         InKine regularly seeks funding for its operations from a variety of sources, including public and private securities offerings, loans and joint arrangements with partners. InKine currently does not possess a commitment to obtain additional funding, and it may never receive additional funding in the future. If InKine fails to obtain additional funding, InKine will delay, scale back or eliminate its research and development activities or enter into arrangements with others to develop and market certain proposed products that InKine may otherwise have developed itself.



INKINE HAS NOT GENERATED ANY REVENUE TO DATE. IF INKINE CONTINUES TO INCUR SUBSTANTIAL LOSSES, THEN THE VALUE OF INKINE'S COMMON STOCK IS LIKELY TO BE REDUCED. ALSO, INKINE MAY NEVER ACHIEVE A PROFITABLE LEVEL OF OPERATION.

         To date, InKine has engaged solely in the research and development of proposed drug products. InKine has never generated any revenue from product sales or royalties and has incurred losses in each year since its inception on July 1, 1993. As of June 30, 1999, InKine had an accumulated deficit of approximately $23.1 million.







         InKine's proposed products are in various stages of development and require significant research, development and testing. InKine must obtain all of the necessary government approvals for its products before it can sell any proposed product. As a result, InKine believes its losses will increase further in the foreseeable future as it develops its products.



         If InKine's research spending in the foreseeable future is greater than potential sales revenue, then it may never be able to conduct its operations at a profit. InKine's common stock is likely to decrease in value if InKine is unable to generate profits or if the market believes that InKine is unable to do so.



         InKine has granted or committed to grant shares and options to founding scientists and consultants when InKine achieves certain product development goals. These goals relate to InKine filing with the U.S. Food and Drug Administration, or FDA, and achieving certain sales targets. As a result, InKine's potential earnings per share will decrease because of the necessary accounting treatment of these options.



IF INKINE CANNOT FULLY DEVELOP, MANUFACTURE, AND SELL A PRODUCT, THEN IT MAY NEVER GENERATE ANY REVENUES.



         InKine has not developed any product to date. Accordingly, InKine has not generated any revenue to date. InKine will not realize significant revenues from product sales or royalties for several years, if ever.



         InKine's technologies and products must undergo significant, time-consuming and costly development and testing before InKine can manufacture and market them. These efforts may fail to produce safe, effective products with medical benefits which will be approved by the government.



         Even if InKine successfully develops its products and receives all necessary approvals, it may not effectively market or manufacture its products. InKine plans to enter into alliances or other arrangements with marketing and manufacturing companies. If InKine does not enter into an arrangement with a marketing or manufacturing company, InKine may never manufacture or market its products. If InKine successfully enters into an arrangement with a marketing or manufacturing company, InKine may receive less revenue when its products are manufactured and sold then it would have received if it had manufactured and marketed the products itself.



IF INKINE DOES NOT OBTAIN REQUIRED APPROVALS FROM THE GOVERNMENT, THEN INKINE MAY NOT SUCCESSFULLY MARKET OR SELL ITS PRODUCTS.



         Numerous government agencies, including the FDA, regulate InKine's business. Federal, state and foreign government agencies impose rigorous preclinical and clinical testing and approval requirements on InKine's proposed products. For example, the FDA requires multiple stages of tests, known as phase I, II and III clinical trials, on all pharmaceutical products. In addition, the FDA must confirm that the federal regulations regarding good manufacturing practices, or GMP, are maintained during testing and manufacturing of the products at all manufacturing facilities used by InKine. The process to obtain government approvals of a pharmaceutical product takes many years and requires substantial resources.



         The FDA may delay or deny the approval of InKine's proposed products. If the FDA delays or denies approval of a proposed product, then InKine may delay or stop marketing this product. InKine does not believe it is subject to risks which are materially different than other pharmaceutical companies seeking FDA approval, but the process of obtaining FDA approval is expensive, time-consuming and often filled with unexpected problems. Even if InKine receives approval of a product candidate, it may be conditioned upon certain limitations and restrictions for the drug's use and may be subject to continuous review. If InKine fails to comply with any applicable regulatory requirements, it could be subject to penalties, including:




-        warning letters;



-        fines;



-        withdrawal of regulatory approval;



-        product recalls;



-        operating restrictions;



-        injunctions; and



-        criminal prosecution.



         1.       FDA marketing approval:



                  Before InKine may market a product, the FDA reviews all phases of InKine's drug development and marketing programs. The first step in the FDA approval process is the accumulation of scientific studies, commonly referred to as preclinical studies, which show early safety of a proposed drug product in animals. InKine submits the results of the preclinical studies to the FDA as part of an investigational new drug application, commonly referred to as an IND. Once the IND is approved, human clinical trials (phase I, II and III) may be conducted. InKine then submits the results of these trials to the FDA as part of a new drug application, or NDA. After InKine files the NDA, the FDA may approve the product for marketing, require additional testing or deny the application.



         2.       FDA manufacturing approval:



         Detailed manufacturing information is also required to be included in the NDA for review and approval by the FDA. All manufacturing facilities and processes must comply with GMP regulations prescribed by the FDA. All manufacturers must, among other things, pass manufacturing plant inspections and provide records of detailed manufacturing processes. Among other things, drug manufacturers must demonstrate that:



- the drug product can be consistently manufactured at the same quality standard;

          -  the drug product is stable over time; and



          - the level of chemical impurities in the drug product are under a designated level.



                  For example, the FDA has not approved InKine's manufacturing process for DIACOL(TM). DIACOL(TM) is one of InKine's proposed products that is taken in tablet form and used to clean the colon for medical purposes. The FDA may delay or prevent InKine from marketing DIACOL(TM) if InKine does not consistently manufacture appropriate amounts of DIACOL(TM) or cannot repeat the manufacturing process used to manufacture the phase III clinical trial batches of DIACOL(TM).



         3.       FDA oversight after product approval:



                  The FDA will regulate InKine after a product has been approved. The FDA may require post-marketing testing and surveillance to monitor the effects of an approved product. The FDA may also place conditions on any approvals that could restrict the sale or use of a product.



         4.       Status of InKine's products in the FDA approval process:



                  InKine's proposed products are in various stages of development and in various stages of the FDA approval process, as set forth below:



          - DIACOL(TM). InKine has completed a phase I, IIb, and two phase III clinical trials for DIACOL(TM). InKine submitted a NDA for DIACOL(TM) to the FDA on November 23, 1999. InKine is awaiting FDA approval to begin marketing DIACOL(TM).



          - CBP-1011. CBP-1011 is a compound developed by InKine for the treatment of idiopathic thrombocytopenic purpura, or ITP, an autoimmune disease which causes spontaneous bleeding. CBP-1011 is currently in phase III clinical trials. InKine refers to CBP-1011 and certain related products as the Fc receptor technology.



          - Thrombospondin technology products. InKine has acquired an exclusive worldwide license to a cancer treatment technology known as the thrombospondin technology. InKine is evaluating a number of product opportunities utilizing the thrombospondin technology in the area of cancer treatment, which are in the early stages of development (before phases I, II and III). InKine has not begun human clinical trials for these products.



         InKine may never receive FDA approval for any of these products, and without FDA approval, InKine may not manufacture, market or sell these products.



IF INKINE DOES NOT DEVELOP AND MAINTAIN RELATIONSHIPS WITH MANUFACTURERS, THEN IT MAY NOT SUCCESSFULLY MANUFACTURE AND SELL ITS PRODUCTS.



         InKine does not possess the capabilities, resources or facilities to manufacture any of its proposed products. InKine must contract with manufacturers to produce its proposed products on a commercial scale as required by government regulations. InKine's future development and delivery of its products on a timely, profitable and competitive basis depends on the performance of these manufacturers. A limited number of manufacturers exist which are capable of manufacturing InKine's proposed products. InKine may fail to contract with the necessary manufacturers or InKine's contracts with manufacturers may not be financially acceptable to InKine.

         Manufacturers may utilize their own technology, InKine's technology or technology obtained from others in developing a manufacturing process for InKine's products. InKine may pay a license fee to the manufacturer if InKine utilizes the manufacturing process developed by the manufacturer or if it seeks a third party to participate in the development process.



         InKine has retained Pharmaceutical Manufacturing Research Services, a manufacturing development company, to develop a manufacturing process for DIACOL(TM) which meets the FDA requirements. InKine is currently seeking an appropriate manufacturer to produce CBP-1011 and other proposed products. InKine may be unable to develop a cost-effective manufacturing process for these products.



If InKine does not develop and maintain either internal or external marketing capabilities, then it may not successfully sell its products.



         InKine has no experience in marketing, distributing and selling pharmaceutical products. InKine may contract with third parties which specialize in marketing, selling and distributing pharmaceutical products or try to build an internal sales and marketing operation. If InKine chooses to utilize third parties for sales and marketing then InKine will exert limited control over these third parties and the amount and timing of resources which will be devoted to InKine's products. InKine may not achieve its desired amount of revenue from product sales if these third parties fail to market and sell InKine's products effectively or in the manner required by InKine.



         InKine may establish an internal sales and marketing force. If InKine chooses to follow this strategy, then InKine will have to spend significant additional funds and devote significant resources and time to establish this internal sales and marketing force. Because of InKine's inexperience in these areas, however, it may not successfully implement an internal sales and marketing force which is competitive or cost effective.



If InKine cannot develop and market its products as rapidly or cost-effectively as its competitors, then InKine will not be able to conduct its operations at a profit.



         InKine is developing products that will compete in three very competitive segments of the pharmaceutical industry. The three segments are those which include (i) DIACOL(TM), (ii) CBP-1011, and (iii) the thrombospondin technology. Based on total assets and revenues, InKine is significantly smaller than the majority of its competitors in these segments. Therefore, InKine may encounter significant competition with respect to each of its potential products, primarily from the following competitors:

                               PRODUCT CANDIDATES


                                                                                          Thrombospondin
                         DIACOL(TM)                        CBP-1011                      Technology
COMPETITORS          Braintree Laboratories,         La Jolla Pharmaceutical            Boston Life Sciences,
                       Inc.                            Company                            Inc.
                     C.B. Fleet Company, Inc.        GeneLabs Technologies, Inc.        Entremed, Inc.
                     Schwarz Pharma Inc.             IDEC Pharmaceuticals               Human Genome Sciences
                                                       Corporation
                                                     Immune Response
                                                       Corporation
                                                     Autoimmune, Inc.
                                                     Anergen, Inc.



         The financial strength of InKine's competitors is particularly important in the pharmaceutical industry, where technological innovations occur rapidly. These technological innovations can dramatically affect the price and effectiveness of a product line, and they can render a competing product line obsolete. InKine's competitors that have strong financial resources may develop competitive products that are cheaper and more effective than InKine's products. These competitive products may render InKine's products unmarketable or non-competitive. Even if InKine's competitors do not develop better and more cost effective products, they may manufacture and market their products more successfully than InKine. Therefore, InKine's competitors may capture all or a large segment of InKine's market, severely restricting InKine's ability to achieve a profitable level of product sales.



         In addition to InKine's competitors in the pharmaceutical industry, colleges and universities, hospitals, government agencies and other research organizations are conducting research and seeking patent protection for a variety of products which may compete with InKine's products. Any of these organizations could develop products which could render InKine's products obsolete or non-competitive.



If the owners of technology licensed to InKine terminate InKine's license agreements, then InKine could be prevented from developing, manufacturing or selling the product covered by that license.

InKine has acquired the worldwide exclusive right to market DIACOL(TM), the Fc receptor technology and the thrombospondin technology under various license agreements. Each of the owners of the technology licensed to InKine may terminate the license prior to its expiration date under certain circumstances, including InKine's failure to comply with commitments related to the development of the products specified in the licenses. For example, some of InKine's licensing agreements require InKine to spend specific amounts for research and development of its products. If InKine does not comply with the terms of these agreements, the owners of the licensed technology could demand the return of all rights to the licensed technology, and force InKine to cease developing, manufacturing or selling the products covered by that license.



IF INKINE IS UNABLE TO PROTECT ITS INTELLECTUAL PROPERTY, THEN INKINE'S COMPETITORS MAY DEVELOP SIMILAR PRODUCTS WHICH COULD RENDER INKINE'S PRODUCTS OBSOLETE.



         InKine's success depends, in part, on its ability to develop and maintain a strong patent position for its products and technologies both in the United States and other countries. As with most biotechnology and pharmaceutical companies, our patent position is highly uncertain and involves complex legal and factual questions. Without patent and other protections, other companies could offer substantially identical products for sale without incurring the sizeable development and testing costs that InKine has incurred. InKine's ability to recoup these expenditures and realize profits upon sale of product could be diminished.



         InKine cannot be certain that its:

         -        patents will issue from any of its patent applications;



         -        patent rights will be sufficient to protect its technology;



         - patents will not be successfully challenged or circumvented by competitors; or



         -        patent rights will provide it with any commercial advantages.



         The process of obtaining patents can be time consuming and expensive. Even after significant expenditure, a patent may not issue. InKine can never be certain that it was the first to develop the technology or that it was the first to file a patent application for the particular technology because U.S. patent applications are maintained in secrecy until a patent issues and publications in the scientific or patent literature lag behind actual discoveries.



         Even after InKine is issued patent rights, it cannot be certain that:



         - others will not develop similar technologies or duplicate the technology;



         - others will not design around the patented aspects of the technology;



         - InKine will not be obliged to defend itself in court against allegations of infringement of third-party patents;



         -        InKine's issued patents will be held valid in court; or



         - an adverse outcome in a suit would not subject InKine to significant liabilities to third parties, require rights to be licensed from third parties, or require InKine to cease using such technology.



         In 1997, the U.S. Patent and Trademark Office issued a patent covering the use of DIACOL(TM) as a colonic cleansing agent or as a laxative. InKine has filed patent applications for DIACOL(TM) under the Patent Cooperation Treaty which designate Europe and Canada.



         One of InKine' products, CBP-1011 (within the Fc receptor technology), is not patentable. Instead of a patent, InKine expects that CBP-1011 will receive protection based on FDA designation of Orphan Drug Status, which means the FDA determines that the number of people affected by the disease to be treated by the drug is less than 200,000, and that having numerous companies compete for the market is unrealistic and likely to harm, rather than help, prospective users of the product. If InKine receives this designation, InKine will have an exclusive right to sell CBP-1011 for seven years.



         Patents or patent applications are pending for InKine's TSP-1 peptide, one of the thrombospondin technology compounds. The area of cancer technology is complex and the patents covering InKine's TSP-1 peptide may not be adequate.



         InKine has also obtained the rights to foreign patents, and intends to apply for additional foreign patents, for other products and technologies. Competitors could challenge or develop around the patents, or the scope of the patents may not be adequate to protect the patented product from competitors. The commercial success of InKine's products will also depend upon InKine's ability to make sure the products do not infringe on patents issued to competitors. InKine has not conducted a search to determine if there are any patents similar to those covering

DIACOL(TM) or the TSP-1 peptide.



         InKine's employees or scientific consultants may develop inventions or processes independently that may be related to InKine's products. These employees or consultants could claim ownership of these inventions or processes, and these claims could succeed. InKine may need to enter into protracted and costly litigation to enforce or determine the scope of its proprietary rights.



         Certain of InKine's patents, in particular the patents covered under the thrombospondin technology and the Fc receptor technology may have been developed with funds from government agencies or academic institutions. Although InKine has acquired the rights to use such patents, these agencies or institutions may have certain rights to the inventions, including rights to the royalty-free use, but not sale, of the invention or technology for its own purposes.



IF INKINE DOES NOT RECEIVE ADEQUATE REIMBURSEMENT FROM THE GOVERNMENT, MANAGED CARE ORGANIZATIONS AND PRIVATE INSURANCE PLANS, THEN SOME PATIENTS MAY BE UNABLE OR UNWILLING TO PURCHASE INKINE'S PRODUCTS AND INKINE WILL ACHIEVE LESS REVENUE FROM PRODUCT SALES.



         Successful sales of InKine's products in the United States and other countries depends on the availability of adequate reimbursement from the government, managed care organizations and private insurance plans. Reimbursement by these organizations depends on a number of factors, including product features such as safety, medical necessity, cost and the experimental nature of the product. InKine will spend significant amounts of time and other resources to obtain reimbursement for its products. The organizations which provide reimbursement routinely limit reimbursement and attempt to exert significant pressure on medical suppliers to lower their prices. InKine cannot predict the amounts or reliability of reimbursement because reimbursement for pharmaceutical products incorporating new technology is historically unpredictable in the pharmaceutical industry. Additionally, reimbursement varies from country to country. InKine does not know what reimbursement, if any, will be available from domestic or foreign reimbursement sources for its products.



IF THE HOLDERS OF INKINE'S OUTSTANDING OPTIONS AND WARRANTS EXERCISE SUCH OPTIONS AND WARRANTS, THEN THE MARKET PRICE OF THE COMMON STOCK MAY DROP.



         InKine has a total of approximately 11 million options and warrants outstanding. In addition, InKine can issue an additional 1.9 million options pursuant to InKine's option plans. To date, option and warrant holders have exercised approximately 843,000 options and warrants in the aggregate at prices ranging from $0.50 to $1.37. InKine believes options and warrants may be exercised when InKine will be able to obtain additional financing on more favorable terms. The exercise of these outstanding warrants and options and the sale of the related shares may cause InKine's common stock price to drop.



IF INKINE'S COMMON STOCK CONTINUES TO BE VOLATILE AND THINLY TRADED, THEN INKINE'S SHAREHOLDERS MAY NOT BE ABLE TO SELL THEIR SHARES WHEN DESIRED.



         The market price of InKine's common stock, similar to other development-stage public pharmaceutical or biotechnology companies, has been volatile and may remain volatile for the foreseeable future. Several factors may affect InKine's stock price in the future, including:



                  -        product testing results;



                  -        technology innovations;



                  -        new products;



                  -        government regulations;



                  -        changes in proprietary rights; and



                  -        litigation.



         InKine's shareholders may not sell their shares when they desire because the stock price is highly volatile and the stock is not widely traded. For example, the number of InKine's shares theoretically available for sale in any one day is approximately 19,400,000 shares and its average daily trading volume has historically been approximately 146,000 shares. If InKine's stock continues to trade thinly, InKine's shareholders may not be able to sell their shares when desired.



IF INKINE DOES NOT MAINTAIN THE NECESSARY STANDARDS FOR LISTING ON THE NASDAQ SMALLCAP MARKET, THEN

INKINE'S SHAREHOLDERS MAY NOT BE ABLE TO SELL THEIR SHARES WHEN DESIRED.



         InKine's common stock is listed on the Nasdaq SmallCap Market. InKine must meet specific requirements to maintain its listing. For example, Nasdaq requires a minimum bid price of $1.00 per share. On several occasions in the first two quarters of fiscal year 1999, the price of InKine's common stock dropped below $1.00. InKine was not removed from Nasdaq on these occasions. If the stock price drops below $1.00 in the future, Nasdaq may remove InKine from listing.



         If Nasdaq removes InKine's stock from listing, InKine's shareholders would trade their shares in the over-the-counter market or electronic bulletin board, commonly referred to as the "pink sheets". InKine's shareholders may have difficulty selling their shares when they desire or obtaining accurate price quotations if their shares trade on the pink sheets rather than Nasdaq.



         If Nasdaq removes InKine's stock from listing and its price is below $5.00 per share, these events will trigger the SEC's so called "penny stock" rules. These rules impose additional sales practice requirements on broker-dealers who sell these securities to certain purchasers. The broker-dealers must make a special suitability determination for the purchase and must obtain the purchaser's written consent to the transaction prior to sale. If Nasdaq removes InKine's stock from listing and InKine becomes subject to the penny stock rules, broker-dealers and shareholders of InKine may not be able to sell their shares when desired.



IF INKINE DOES NOT HAVE ADEQUATE INSURANCE FOR PRODUCT LIABILITY CLAIMS, INKINE MAY BE SUBJECT TO SIGNIFICANT EXPENSES RELATING TO THESE CLAIMS.



         InKine is subject to significant product liability risks relating to the testing, manufacturing and sale of the products being developed by InKine. These risks include:



         - InKine's proposed products could cause undesirable side effects or injury during clinical trials;



         - InKine's products could cause undesirable side effects or injury when sold; or



         - InKine may agree to reimburse others that incur liability relating to its product.



         InKine currently maintains insurance for product liability claims in the amount of $10,000,000 per occurrence and $10,000,000 in the aggregate. InKine has no way of knowing if these amounts will be adequate to cover any product liability claims filed against it. If InKine does not or cannot maintain adequate insurance coverage, InKine may incur a significant liability if a product liability claim arises.

IF INKINE'S CERTIFICATE OF INCORPORATION AND NEW YORK LAW CONTINUE TO CONTAIN PROVISIONS THAT DISCOURAGE POTENTIAL TAKEOVERS, THEN INKINE'S SHAREHOLDERS MAY NOT RECEIVE A PREMIUM FOR THEIR SHARES IN A TAKEOVER SITUATION AND WILL BE SUBJECT TO CERTAIN RESTRICTIONS ON VOTING AND OTHER RIGHTS.



         InKine's board of directors has the right, granted under InKine's certificate of incorporation, to authorize certain preferred stock which may have a variety of terms, commonly known as blank check preferred stock. The board of directors may designate the rights and preferences of this stock without shareholder approval. If the directors authorize and issue this stock, potential purchasers of the company may be unable to purchase the common stock at a premium over its market price. In addition, the issuance of this stock could have a negative impact on the market price of the stock, and the voting rights and other rights of the holders of the common stock.



         New York corporate law places restrictions on transactions with beneficial owners of 20% or more of the outstanding voting shares of a corporation. These restrictions could reduce the potential for takeover of InKine and therefore reduce the chances of shareholders receiving a premium for their shares over the market price.

                                  RECENT EVENTS


         On September 20, 1999, InKine sold a total of 2,307,691 shares of common stock and warrants to purchase 761,538 shares of common stock to The Tail Wind Fund, Ltd., Resonance Limited, Oxford Bioscience Partners II L.P. and Oxford Bioscience Partners (Bermuda) II Limited Partnership for a total purchase price of $3 million. The warrants may be exercised at $1.78 per share. All of the warrants, or part of the warrants, may be exercised at any time before September 20, 2003. InKine agreed to file the registration statement, of which this prospectus is a part, which enables the selling shareholders to sell their shares, including the shares obtained on the exercise of the warrants. InKine also agreed to reimburse the selling shareholders for liability caused by any untrue statements of material fact or the failure to state a material fact in this registration statement.



                                 USE OF PROCEEDS


         InKine will not receive any proceeds from the sale of the shares of common stock by the selling shareholders. All proceeds will be received by the selling shareholders.

                              SELLING SHAREHOLDERS


         The table below describes the amount of common stock owned by the selling shareholders on December 21, 1999 and the number of shares of common stock to be sold by them under this prospectus.





                                                                                  PERCENTAGE OF     PERCENTAGE OF
                                                                  SHARES          SHARES OWNED      SHARES OWNED
                                                  SHARES          OFFERED           PRIOR TO            AFTER
        SELLING SHAREHOLDERS                     OWNED(1)        HEREBY(1)         OFFERING(2)       CLOSING(2)
The Tail Wind Fund, Ltd.                      2,046,153(3)     2,046,153(3)             7.7%              0

Resonance Limited                               511,538(4)       511,538(4)             1.9%              0

Oxford Bioscience Partners II L.P.            2,042,406(5)(6)    292,406(5)             7.6%            6.6%

Oxford Bioscience Partners (Bermuda)          1,969,132(8)       219,132(7)             7.4%            6.6%
   II Limited Partnership


-------------------------------------





(1) Assumes the exercise of all outstanding warrants owned by the selling shareholders.


(2) Based on shares of common stock outstanding as of December 21, 1999 and includes 761,538 shares of common stock which are issuable upon the exercise of outstanding warrants owned by the selling shareholders.


(3) Includes 507,692 shares of common stock which are issuable upon the exercise of outstanding warrants owned by the selling shareholder.

(4) Includes 126,923 shares of common stock which are issuable upon the exercise of outstanding warrants owned by the selling shareholder.

(5) Includes 72,552 shares of common stock which are issuable upon the exercise of outstanding warrants owned by the selling shareholder.

(6)      This information is presented in reliance on information disclosed in a
         Schedule 13-G filed by this selling shareholder, and includes 749,665 shares of common stock held by Oxford Bioscience Partners (Bermuda) II Limited Partnership, an affiliate of the selling shareholder.

(7) Includes 54,371 shares of common stock which are issuable upon the exercise of outstanding warrants owned by the selling shareholder.

(8)      This information is presented in reliance on information disclosed in a
         Schedule 13-G filed by this selling shareholder, and includes 1,000,335 shares of common stock held by Oxford Bioscience Partners II L.P., an affiliate of the selling shareholder.

                              PLAN OF DISTRIBUTION






InKine is registering all of the shares on behalf of the selling shareholders. InKine will receive no proceeds from this offering. "Selling shareholders," as used in this prospectus, includes anyone who receives the shares from the named selling shareholders after the date of this prospectus. The selling shareholders may sell their shares from time to time. The selling shareholders will act independently of InKine in making decisions about the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling shareholders may sell their shares by one or more of, or a combination of, the following methods:



         - purchases by a broker-dealer as principal and the resale by such broker or dealer for its account pursuant to this prospectus;



         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;



         - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;



         -        in options transactions; and



         - for shares that qualify for resale under Rule 144 of the Securities Act of 1933, or the Securities Act, under that rule rather than this prospectus.



         The selling shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders also may sell shares short and redeliver the shares to close out these short positions. The selling shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer these shares through this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares by use of this prospectus.



         In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately prior to the sale. In offering the shares covered hereby, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling shareholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Because the selling shareholders may be deemed to be underwriters, they will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholders have advised InKine that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.



         The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.



         Under applicable rules and regulations of the Securities Exchange Act of 1934, or the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to InKine's common stock for a period of two business days before the commencement of this distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of InKine's common stock by the selling shareholders. InKine will make copies of this prospectus available to the selling shareholders and has informed the selling shareholders of the need for delivery of copies of this Prospectus to potential purchasers at or before the time of any sale of the shares.



         InKine will file a supplement to this prospectus, if required, under Rule 424(b) under the Securities Act.



         InKine has agreed to reimburse in certain circumstances the selling shareholders against certain liabilities, including liabilities under the Securities Act. The selling shareholders have agreed to reimburse in certain circumstances InKine and certain related persons against certain liabilities, including liabilities under the Securities Act.



                              AVAILABLE INFORMATION



         InKine has filed a registration statement, of which this prospectus is a part, and related exhibits with the SEC pursuant to the Securities Act. The registration statement contains additional information about InKine and InKine's common stock. InKine also files annual and quarterly reports, proxy statements and other information with the SEC. You may read and copy the registration statement or any other document InKine files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.



         The SEC also maintains a website that contains reports, proxy and information statements, and other information filed electronically by InKine. The SEC's website is located at http://www.sec.gov.




                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE




         The SEC allows InKine to "incorporate by reference" the information InKine provides in documents filed with the SEC, which means that InKine can disclose important information by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that InKine later files with the SEC, modifies and replaces this information. InKine incorporates by reference the following documents InKine has filed with the SEC:



         1.       annual report on Form 10-K for the year ended June 30, 1999;



         2.       current report on Form 8-K filed on October 1, 1999;



         3. proxy statement, dated October 8, 1999 for InKine's 1999 annual meeting of shareholders; and



         4. The description of InKine's common stock, which is registered under Section 12 of the Exchange Act, contained in InKine's registration statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description.



         All documents filed by InKine with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus will become a part of this prospectus.



         To receive a free copy of any of the documents incorporated by reference in this prospectus call or write Robert F. Apple, Senior Vice President and Chief Financial Officer, InKine Pharmaceutical Company, Inc., 1720 Walton Road, Suite 200, Blue Bell, PA 19422, telephone (610) 260-9350. Exhibits to the documents will not be sent unless those exhibits have been specifically incorporated by reference in this prospectus.



         You should rely only on the information incorporated by reference or included in this prospectus or the applicable prospectus supplement. InKine has not authorized anyone else to provide you with different information. The selling shareholders may only use this prospectus to sell securities if it is accompanied by a prospectus supplement to the extent one is required. The selling shareholders are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates set forth on the front of these documents.

                                  LEGAL MATTERS



         Saul, Ewing, Remick & Saul LLP, Philadelphia, Pennsylvania, will pass upon the validity of the shares of common stock offered in this prospectus for InKine.



                                     EXPERTS


         The financial statements of InKine as of June 30, 1999 and 1998, and for the years then ended and for the period from July 1, 1993 (commencement of operations) through June 30, 1999 included in InKine's 1999 annual report on Form 10-K, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, also incorporated by reference in this prospectus, and upon the authority of KPMG LLP as experts in accounting and auditing.



         The statements of operations, changes in shareholders' equity and cash flows of InKine for the year ended June 30, 1997 and for the period (not separately presented in the Form 10-K) from July 1, 1993 (inception) to June 30, 1997 contained in InKine's annual report on Form 10-K for the fiscal year ended June 30, 1999, incorporated by reference in this prospectus and in the registration statement, have been audited by Richard A. Eisner & Company, LLP, independent auditors, and are incorporated by reference in this prospectus in reliance upon such report given upon the authority of Richard A. Eisner & Company, LLP as experts in accounting and auditing.

         Until __________________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

         You should rely only on the information contained in this prospectus or incorporated by reference. InKine has not authorized anyone to provide you with additional or different information. InKine is not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the date of delivery of this prospectus or the date of any sale of the securities.


                                    3,069,229

                       INKINE PHARMACEUTICAL COMPANY, INC.


                                  Common Stock



                                   Prospectus





                                December __, 1999

                                     PART II


               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following expenses incurred in connection with the sale of the securities being registered will be borne by InKine. Other than the SEC registration fee, the amounts stated are estimates.

         SEC registration fee.....................................    $   1,409
         Accounting fees and expenses.............................       10,000
         Legal fees and expenses..................................       25,000
         Printing.................................................        3,000
         Miscellaneous expenses...................................        2,000
                                                                      ---------
                  Total...........................................    $  41,409
                                                                      =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


         Sections 721-726 of the New York Business Corporation Law empower a corporation to indemnify any person, made, or threatened to be made, a party to an action or proceeding, other than one by or in the right of the corporation, whether civil or criminal, by reason of the fact that he or she was a director or officer of the corporation or served such corporation in any capacity. A corporation is empowered to indemnify such director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his or her conduct was unlawful.



         InKine's certificate of incorporation provides that the directors of InKine shall not be liable for damages for any breach of duty as directors, except that a director shall be liable if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or that he personally gained a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law.



         InKine's bylaws provide that the directors and officers of InKine shall be indemnified and held harmless by InKine to the fullest extent currently authorized by the New York Business Corporation Law. These provision indemnify these persons against all expenses, liabilities, and losses that are reasonably incurred or suffered. Further, the bylaws provide for the advancement of expenses to persons eligible for indemnification. In addition, the bylaws authorize InKine to maintain insurance to protect itself and any director or officer of InKine against any expense, liability, or loss, whether or not InKine would have the power to indemnify such persons against such expense, liability, or loss under the New York Business Corporation Law.

ITEM 16.  EXHIBITS.


         The following is a list of exhibits filed as part of the registration statement:



No.      Title
*4.1     Purchase Agreement dated September 20, 1999 between InKine and certain
         Investors listed on the signature page thereto.

*4.2 Registration Rights Agreement dated September 20, 1999 between InKine and certain Investors listed on the signature page thereto.

*4.3     Form of Common Stock Purchase Warrant (In accordance with Item 601 of
         Regulation S-K, similar warrants granted to the selling shareholders have not been filed because they are identical in all material respects except for the number of warrants granted to each selling shareholder.)

5 Opinion of Saul, Ewing, Remick & Saul LLP as to the legality of the securities registered hereunder.

23.1     Consent of KPMG LLP.

23.2     Consent of Richard A. Eisner & Company, LLP.

23.3     Consent of Saul, Ewing, Remick & Saul LLP (included in Exhibit 5).

*24      Power of Attorney (contained on signature page of initial filing).



------------------------
* Filed as an Exhibit to the Registrant's registration statement on Form S-3 (File No. 333-89365) filed on October 20, 1999, and incorporated herein by reference.


ITEM 17.  UNDERTAKINGS.

         A.       Rule 415 Offering

                  The undersigned Registrant hereby undertakes:


                  (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


                           (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;


                           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



         Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.



                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. Filing Incorporating Subsequent Exchange Act Documents By Reference.


         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         C. Request for Acceleration of Effective Date

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         D. Incorporated Annual and Quarterly Reports


         The undersigned registrant hereby undertakes to deliver or cause to be delivered with this prospectus, to each person to whom this prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in this prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in this prospectus, to deliver, or cause to be delivered to each person to whom this prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in this prospectus to provide such interim financial information.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blue Bell, Commonwealth of Pennsylvania, on December 21,1999.


                         INKINE PHARMACEUTICAL COMPANY, INC.


                         By:      /s/ Leonard S. Jacob, M.D., Ph.D.
                             ----------------------------------------------
                                  Leonard S. Jacob, M.D., Ph.D.
                                  Chairman and Chief Executive Officer






         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



          Signature                                     Title                            Date
/s/Leonard S. Jacob, M.D., Ph.D.                  Chairman and Chief                December 21, 1999
------------------------------------------
Leonard S. Jacob,  M.D., Ph.D.                    Executive Officer and
                                                  Director

/s/Robert F. Apple                                Sr. Vice President and            December 21, 1999
------------------------------------------        Chief Financial Officer
Robert F. Apple                                   (principal financial and
                                                  accounting officer)

/s/Robert F. Apple, Attorney-in-Fact              Sr. Vice President Clinical       December 21, 1999
------------------------------------------

Martin Rose, M.D., J.D.                           Research and Regulatory
                                                  Affairs

/s/ Robert F. Apple, Attorney-in-Fact             Director                          December 21, 1999
------------------------------------------
J.R. LeShufy

/s/ Robert F. Apple, Attorney-in-Fact             Director                          December 21, 1999
------------------------------------------
Steven B. Ratoff

/s/ Robert F. Apple, Attorney-in-Fact             Director                          December 21, 1999
------------------------------------------
Thomas P. Stagnaro

/s/ Robert F. Apple, Attorney-in-Fact             Director                          December 21, 1999
------------------------------------------
Robert A. Vukovich, Ph.D.

/s/ Robert F. Apple, Attorney-in-Fact             Director                          December 21, 1999
------------------------------------------
Jerry Weisbach, Ph.D.

                                  EXHIBIT INDEX


No.      Title
5        Opinion of Saul, Ewing, Remick & Saul LLP as to the legality of the securities registered hereunder.

23.1     Consent of KPMG LLP.

23.2     Consent of Richard A. Eisner & Company, LLP.

23.3     Consent of Saul, Ewing, Remick & Saul LLP (included in Exhibit 5).